Exhibit 99.1

June 13, 2023

To All Concerned Parties

REIT Issuer:

Kenedix Office Investment Corporation

Hiroaki Momoi, Executive Director

(Securities Code: 8972)

REIT Issuer:

Kenedix Residential Next Investment Corporation

Tetsu Kawashima, Executive Director

(Securities Code: 3278)

REIT Issuer:

Kenedix Retail REIT Corporation

Moyuru Watanabe, Executive Director

(Securities Code: 3453)

Asset Management Company:

Kenedix Real Estate Fund Management, Inc.

Hikaru Teramoto, President & CEO

Inquiries:

Tomoya Shigaki

Head of Strategic Planning, Office REIT Department,

TEL: +81 3-5157-6010

Michiru Nagamata

Head of Strategic Planning, Residential REIT Department

TEL: +81 3-5157-6011

Isaharu Kikushima

Head of Strategic Planning, Retail REIT Department

TEL: +81 3-5157-6013

Notice Concerning Execution of the Merger Agreement by and among

Kenedix Office Investment Corporation, Kenedix Residential Next Investment Corporation and

Kenedix Retail REIT Corporation

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Kenedix Office Investment Corporation (“KDO”), Kenedix Residential Next Investment Corporation (“KDR”) and Kenedix Retail REIT Corporation (“KRR”; and KRR, KDO, and KDR are collectively referred to as “Each REIT”) announced that each of them has, at Each REIT’s Board of Directors Meeting held today, resolved to undertake an absorption-type merger, with November 1, 2023 as the effective date, whereby KDO will be the surviving corporation and KDR and KRR will be the dissolving corporations in the merger (the “Merger”), and have today also executed a merger agreement (the “Merger Agreement”) as follows.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

1. Purpose of the Merger

The Japanese economy is making a moderate recovery as movement restrictions to prevent the spread of COVID-19 infections was removed, and its economic and social activities are being normalized. However, there are uncertain factors in the economic conditions in and outside Japan such as changes in the global affairs, emergence of geopolitical risks and effects of economic sanctions related to these risks as a result of the invasion of Ukraine by Russia, continuous global inflation related to rising commodity prices and fuel costs, increase of the policy interest rates by major countries, and bankruptcies of overseas financial institutions.

In such environment, the current real estate investment trust securities market (the “J-REIT market”) is unstable and affected by the concern for rising operational costs due to inflation and the fear for the rise in the long-term interest rates due to future changes of the monetary policies by the Bank of Japan.

The asset management company of Each REIT, Kenedix Real Estate Fund Management, Inc. (“KFM”), was established as follows: Kenedix Residential Partners, Inc. established in March 2011 merged with Kenedix Office Partners, Inc. and Kenedix Advisors, Inc. (both established in November 2003) in October 2013 in an absorption-type merger, and changed its corporate name to the current name of the asset management company. Each REIT has received sponsor support from Kenedix, Inc., the parent company of KFM, and its group companies and has achieved operational results.

KDO was listed on the J-REIT market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) in July 2005, as “Kenedix Realty Investment Corporation” which conducted diversified investment in office buildings, residential properties, and retail facilities, etc. and began operation with a portfolio of 29 properties and a total acquisition price of 61 billion yen. Subsequently, KDO amended its management guidelines to convert its diversified REIT into office specialized REIT in December 2006. Moreover, KDO clarified its plan to build a portfolio centered on mid-sized office buildings and amended its articles of incorporation to change the corporate name to the current name of the investment corporation in February 2014.

KDO has increased the size of its assets to 97 properties and the total acquisition price of 453.3 billion yen (excluding the silent partnership equity interest whose underlying asset is Shinjuku Sanei Building) (as of April 30, 2023) through a period of approximately 18 years after it was listed by mainly investing in and managing mid-sized office buildings in Tokyo Metropolitan Area where economic activities are densely integrated with abundant tenant demand and rich stocks of properties.

KDR was listed in April 2012, as “Kenedix Residential Investment Corporation” which mainly invests in residential properties such as rental housing, and began operation with a portfolio of 20 properties and a total acquisition price of 30.4 billion yen. In March 2018, KDR undertook an absorption-type merger, whereby KDR became the surviving corporation and Japan Senior Living Investment Corporation became the dissolving corporation in the merger, and changed its corporate name to the current name of the investment corporation and amended its articles of incorporation in order to add healthcare facilities and hotels to its main investment target in addition to the existing residential properties.

KDR mainly invests in residential properties and healthcare facilities which are spaces where people live and stay. KDR has increased the size of its assets to 182 properties and a total acquisition price of 304.2 billion yen (as of April 30, 2023) through a period of approximately 11 years after it was listed, by investing in and managing the real estates which are expected to have a strong demand from tenants or users and gain stable and lasting profits in accordance with regional analysis and separate analysis based on characteristic features or site locations of each real estate property.

KRR was listed in February 2015, as “Kenedix Retail REIT Corporation” which focuses its investments in “shopping centers for daily needs” that are located within residential districts or adjacent to major roads or streets and provide daily goods and services, and began operations with a portfolio of 18 properties and a total acquisition of 80.8 billion yen. In June 2018, KRR amended its articles of incorporation to, from the perspective of keeping pace with the changing trends of supply chain such as the growth of e-commerce, add distribution centers that provide products that complements shopping centers in its investment target in addition to the existing shopping centers.

KRR has increased the size of its assets to 70 properties and the total acquisition price of 270.3 billion yen (as of April 30, 2023) through a period of approximately 8 years after it was listed, by investing in and managing shopping centers and distribution centers that are expected to contribute to improve the profit stability and the profitability of the portfolio based on its policy to focus its investment in shopping centers for daily needs.

Each REIT has implemented various measures to ensure the acquisition of stable profits and the continued growth of investment assets by leveraging each characteristic.

However, the real estate market’s evaluations of the mid-sized office buildings, which are KDO’s main investment target, have not changed because of their scarcity and liquidity. Thus, the capitalization rate remains low and it remains hard to acquire mid-sized office buildings. Moreover, recently, unit prices of KDO are significantly below NAV per unit due to the concern for the market outlook regarding secondary vacancies and rent decline due to large supplies of large office buildings, and there are limited opportunities for external growth that involve public offering. Therefore, there are issues with ensuring continued future growth. As for KDR, although KDR has conducted public offerings for five consecutive years, there is the possibility that the acquisition competition may escalate and the acquisition opportunities may decrease due to the relatively stable profitability of residential properties, and recently unit price is below NAV per unit. Moreover, KDR’s LTV is relatively high in the J-REIT market, and KDR has concerns regarding the increase in costs when interest rates are rising. As for KRR, although KRR has a rich real estate pipeline, it has been increasingly difficult to acquire shopping centers for daily needs since the COVID-19 pandemic. In addition, there are concerns over increase in costs caused by inflation, and there are issues such as limited room for the future internal growth as a whole due to the long-term fixed rents.

Moreover, Each REIT is watching the trends of interest levels and price levels such as costs of utilities, which may have an impact on the profitability of their portfolios in the future, and Each REIT recognizes this situation as their common issues.

In such circumstances, Each REIT agreed to start negotiation for merger and carefully deliberated on the issues in order to deal with the issues described above, respond flexibly to environmental changes and attain continued growth. As a result, Each REIT came to the same conclusion that the Merger will contribute to maximize unitholders’ value by leading to the continued growth by expanding investment target sectors, improving their presence and stability in the market by increasing the sizes of their assets, and enabling more commitment for sustainability. Therefore, the Merger Agreement was made and entered into by and among Each REIT today.

Each REIT considers that the Merger has the following rationale:

i)	Sustainable growth driven by expansion of investment universe

The New REIT (defined below) will continue to focus on their main investment target, i.e. mid-sized office buildings, residential properties, healthcare facilities, and shopping centers for daily needs, and it will start to additionally focus on logistics facilities and hotels, in which Each REIT has conducted only limited investments until now, to increase opportunities for acquisitions. In addition, the Merger will enable asset reshuffling among different asset types, disposing of properties with less competitiveness or profitability, allow flexibly to the changes of the external environment surrounding the real estate market, and activate the investments in the investment target sectors that are expected to grow, and thus leading to the improvement of portfolio profitability. As described above, the New REIT aims to attain continued growth beyond the boundary of the strategic management for the existing specialized REIT through a strategic management that ensures a wide range of opportunities for acquisitions and flexibility related to the expansion of the investment target sectors.

ii)	Improvement in the market presence and ability

Through the Merger, the asset size of the investment corporation after the Merger (the “New REIT”) will be ranked third in the J-REIT market(Note 1) and this will significantly improve the presence in the market and liquidity of investment units, and the portfolio is expected to own a total of 350(Note2) properties after the Merger. Having the largest expected number of properties in the J-REIT market will enhance diversification and contribute to improve the stability of the portfolio. In addition, a property manager that leverages the advantage of its scale will contribute to increase resilience against the pressure of the rising costs.

iii)	Further commitment to sustainability

Each REIT has recognized sustainability as a significant issue and has taken the initiative in implementing various initiatives. Specifically, KDO has become the first investment corporation in the J-REIT market to participate in GRESB Real Estate Assessment, KDR was the first J-REIT to issue social bonds, and KRR was the first J-REIT to introduce investment unit performance fee. The New REIT plans to integrate and elevate expertise accumulated by Each REIT through the Merger and aims to be a leading company in the sustainability initiatives. Moreover, the New REIT plans to further enforce the sustainability initiatives under the management system with a high degree of specialization and diversity by introducing a new management fee structure that is linked to unitholder value and sustainability metric, improving governance through the enhancement of supervisory officers, and promoting diversity.

Furthermore, the New REIT sets the following growth strategies: capturing new opportunities for growth through the expansion of its investment target sectors, strengthening its earnings power through the reshuffling of its assets which adapt to environmental changes and acquiring upside earnings through active management. Under these growth strategies, as described in the press releases “Notice Concerning Acquisition of Properties (River City 21 East Towers II and 2 Other Properties) and Disposition of Properties (Harajuku F.F. Building and 1 Other Property)” dated today by Each REIT, and “Notice Concerning Acquisition of Property (York Mart Higashi-Michinobe)” dated today by KRR, the New REIT aims to strengthen its earning power by acquiring a total of four properties: residential property, hotel, distribution center (land) and shopping center for daily needs, and by disposing of two office buildings.

(Note 1)	The amount of asset size after the Merger is calculated by totaling the asset size of Each REIT. The asset size of KDO is assumed to be the total of acquisition price of the properties in the portfolio as of April 30, 2023, plus the acquisition (scheduled) price reflecting the acquisitions and sales (including one that are scheduled) of the properties from May 1, 2023 to the effective date of the Merger. The asset size of KDR and KRR is considered to be the appraisal values of the properties as of the end of the latest fiscal period (relating to KDR, as of January 31, 2023 (provided, however, that, this includes the acquisitions of Sunny Life Tachikawa and Rehabili-home Bon Sejour Minamisenzoku; relating to KRR, as of March 31, 2023). The asset sizes of the other investment corporations in the J-REIT market are calculated based on the asset sizes including any properties that the other investment corporations announced the acquisition and sale thereof in the J-REIT market as of April 30, 2023 (acquisition (scheduled) price basis). Therefore, it is not guaranteed that the New REIT after the Merger will have the third largest asset size in the J-REIT market as of the effective date of the Merger. In regard to the asset size after the Merger, because it is planned that assets of KDR and KRR will be succeeded at market price based on the purchase method by KDO as the acquiring corporation, the asset size will not be a simple sum of the total (scheduled) acquisition price of KDO and the total appraisal values of KDR and KRR as of the end of the latest accounting period.

(Note 2)	The number of properties of the portfolio after the Merger is based on the number of properties of KDO, KDR and KRR as of the date hereof and reflecting the change in the number of the acquisitions and sales of the properties (including ones that are scheduled) by the effective date of the Merger. KDX Chofu Building is treated as one property in the calculation of the number of properties of the portfolio after the Merger though KDO owns its office tower and KRR owns its retail wing respectively as of today. The numbers of the properties of the other investment corporations in the J-REIT market is calculated based on the number of properties including those that the other investment corporations announced acquisition and sale thereof in the J-REIT market as of April 30, 2023. Therefore, it is not guaranteed that the portfolio of the New REIT after the Merger will have the largest number of properties in the J-REIT market as of the effective date of the Merger.

2. Overview of the Merger

(1)	Schedule of the Merger

(i)	KDO

Board of Directors Meeting to approve the Merger Agreement	June 13, 2023

Date of execution of the Merger Agreement	June 13, 2023

Public notice date for Record date for the General Meeting of Unitholders	June 14, 2023 (scheduled)

Record date for the General Meeting of Unitholders	June 30, 2023 (scheduled)

Date of General Meeting of Unitholders	August 22, 2023 (scheduled)

Record date for splitting the investment units	October 31, 2023 (scheduled)

Effective date for splitting the investment units	November 1, 2023 (scheduled)

Effective date of the Merger	November 1, 2023 (scheduled)

Registration date of the Merger	Early November 2023 (scheduled)

(Note)	KDO plans to split one investment unit into 2 investment units with October 31, 2023 as the record date for splitting the investment units and November 1, 2023 as the effective date of the split (the “Investment Unit Split”). Please refer to (Note 2) of (3) below for more details.

(ii) KDR and KRR

Board of Directors Meeting to approve the Merger Agreement	June 13, 2023

Date of execution of the Merger Agreement	June 13, 2023

Public notice date for Record date for the General Meeting of Unitholders	June 14, 2023 (scheduled)

Record date for the General Meeting of Unitholders	June 30, 2023 (scheduled)

Date of General Meeting of Unitholders	August 21, 2023 (scheduled)

Date of delisting	October 30, 2023 (scheduled)

Effective date of the Merger	November 1, 2023 (scheduled)

Registration date of the Merger	Early November 2023 (scheduled)

(2) Form of the Merger

KDO will be the surviving corporation under an absorption-type merger and KDR and KRR will be dissolved in the Merger.

(3) Allocation of Investment Units under the Merger

	KDO (Surviving corporation in the absorption-type merger)	KDR (Dissolving corporation in the absorption-type merger)	KRR (Dissolving corporation in the absorption-type merger)
Allocation of investment units under the Merger	1	1.34	1.68
		(Reference) Before the Investment Unit Split 0.67	(Reference) Before the Investment Unit Split 0.84

(Note 1)	The number of new KDO investment units to be issued as a result of the Merger (the number of units taking into account the Investment Unit Split of KDO): 2,446,037

(Note 2)	KDO plans to split one investment unit into 2 investment units with October 31, 2023 as the record date for splittingthe investment units and November 1, 2023 as the effective date of the split; the allocation ratio shown above and the number of the New Investment units KDO will allocate and deliver are subject to the Investment Unit Split taking effect. If 0.67 KDO investment units are allocated and delivered against 1 KDR investment unit and 0.84 KDO investment units are allocated and delivered against 1 KRR investment unit on the basis of the merger ratio before the Investment Unit Split, there will be many unitholders of KDR and KRR being allocated fractions of less than one KDO investment unit. To make it possible for unitholders of KDR and KRR to continue holding KDO investment units after the Merger, a split of KDO investment units will be carried out before the allocation towards unitholders of KDR and KRR, in the ratio of two KDO investment units to one KDO investment unit for the purpose of delivering to all unitholders of KDR and KRR at least one KDO investment unit, and 1.34 KDO investment unit post- Investment Unit Split will be allocated and delivered for every one KDR investment unit and 1.68 KDO investment unit post- Investment Unit Split will be allocated and delivered every one KRR investment unit. For more details on the Investment Unit Split, please refer to the press release “Notice Concerning Split of Investment Units” dated today by KDO.

(Note 3)	In addition to the above mentioned investment units, KDO intends to pay unitholders of KDR and KRR (the unitholders stated or recorded in the final unitholders’ registers of KDR and KRR on the day before the effective date of the Merger (excluding Each REIT and unitholders of KDR and KRR who has demanded the purchase of their investment units pursuant to Article 149-3 of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, as amended; the “Investment Trusts Act”) (excluding those who have withdrawn such demand for purchase) (hereinafter referred to as the “Unitholders Subject to Allocation”))), in lieu of cash distributions (distributions of profits) for the last fiscal period of KDR and KRR which ends the day before the effective date of the Merger, the Payment upon the Merger in the form of cash distributions based on distributable income of KDR and KRR for that same period of an amount (disregarding fractions of a yen) which is the quotient resulting from a division of the amount of distributable income of KDR and KRR on the date before the effective date of the Merger by the number of issued investment units of KDR and KRR on that date as reduced by the number of investment units held by unitholders other than the Unitholders Subject to Allocation. The Payment upon the Merger will be paid within a reasonable period from the effective date of the Merger. Details will be notified as soon as they are finalized. KRR is planning to submit a proposal for the change of the articles of incorporation to the general meeting of unitholders scheduled on August 21, 2023 on the condition that the Merger Agreement is approved at Each REIT’s General Meeting of Unitholders. The proposal is to change the current fiscal year end from March 31 and September 30 to April 30 and October 31 and change the last day of 17th fiscal period which starts from April 1, 2023 from September 30, 2023 to October 31, 2023. If this proposal for the change of the articles of incorporation is approved at the general meeting of unitholders, the last fiscal period of KRR before the effective date of the Merger, the 17th fiscal period will last for 7 months, from April 1, 2023 to October 31, 2023, and cash distribution will not be made with a record date of September 30, 2023 (as written above, the Payment upon the Merger that meets the distributions amount for the same period will be paid).

(4) Changes to the Articles of Incorporation of KDO

To expand the New REIT’s investment target sectors through the Merger, KDO is planning to submit the following proposals for the changes of the articles of incorporation subject to the condition that the Merger takes effect: Change its company name to KDX Realty Investment Corporation; and Revise the investment policy etc. (the “Changes to the Articles of Incorporation”) to the KDO’s general meeting of unitholders scheduled on August 22, 2023.

For the outline of the Changes to the Articles of Incorporation, please refer to the Merger Agreement attached to this press release as Exhibit.

The new KDO plans to file a notification pursuant to Article 191 of the Investment Trusts Act as soon as the Changes to the Articles of Incorporation becomes effective.

(5) Main Conditions relating to the Merger

The Merger is subject to the following conditions as of the day before the effective date of the Merger:

i)

obtaining approval of general meeting of unitholders of Each REIT (including, but not limited to, approvals at KDO’s general meetings of unitholders are the approval of the proposal for the Merger Agreement, proposals of changes of the articles of incorporation, proposals of appointments of executive directors and supervisory directors and other approvals of the contents of proposals otherwise agreed and specified by Each REIT, approvals at KDR’s general meetings of unitholders are the approval of the proposal for the Merger Agreement, a proposal of the cancellation of an asset management agreement, and other approvals of the contents of proposals otherwise agreed and specified by Each REIT, and approvals at KRR’s general meetings of unitholders are the approval of the proposal of the Merger Agreement, a proposal of the cancellation of an asset management agreement, proposals of changes of the articles of incorporation and other approvals of the contents of proposals otherwise agreed and specified by Each REIT), other procedures, and permits and approvals in accordance with applicable laws and regulations, which are required in relation to the Merger or for carrying out the matters contemplated in relation to the Merger, have been completed, and the persons approved by KDO’s general meeting of unitholders to be appointed as KDO’s directors (such persons shall be, with respect to KDR, limited to those persons who are directors of KDR as of the execution date of the Merger Agreement and with respect to KRR, limited to those persons who are directors of KRR as of the execution date of the Merger Agreement), on the condition that the Merger takes effect, have not resigned as, or otherwise retired as a director of KDR or KRR, and no event has occurred that makes it so they cannot become directors of KDO on the effective date of the Merger (including, but not limited to, death and disqualification pursuant to the Investment Trusts Act);

ii)

none of Each REIT is in breach of any duties under agreements (including the Merger Agreement) or breach of financial covenants provisions, and is not late in payment of any monetary obligations (including taxes and public charges) (in each case, excluding de minimis matters);

iii)

no event of acceleration (including any event that would constitute an event of acceleration upon notice and/or the passage of time), suspension of payment, or inability to pay has occurred with respect to Each REIT;

iv)

prior consent has been obtained from all financial institutions providing loans to Each REIT regarding the execution of the Merger and the basic conditions of loans on or after the effective date of the Merger (with respect to agreements for loans, including necessary allowances to avoid the occurrence of any breach of financial covenants, breach of covenants, or event of acceleration with respect to KDO after the Merger), and such consent has not been withdrawn;

v)	Each REIT has reasonably confirmed that no filing procedures for Form F-4 for the Merger is required under the U.S. securities law;

vi)	no petition has been filed against Each REIT for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, or commencement of comparable legal insolvency proceedings;

vii)

none of Each REIT or KFM has been subject to revocation of registration, suspension of operations in whole or in part, or other administrative disposition by supervisory authorities having a material impediment or material impact on the implementation of the Merger; and

viii)	in addition to the foregoing, no event has occurred that is reasonably concluded to markedly impede or make markedly difficult the realization of the Merger.

If any of the above conditions precedent to the Merger’s taking effect has not been satisfied on the day preceding the effective date of the Merger, or if it has become clear that any of the above conditions precedent to the Merger’s taking effect will not be satisfied by the day preceding the effective date of the Merger, (provided, however, that in all cases, the foregoing shall not apply if the relevant condition precedent is not satisfied for reason attributable to the party seeking to terminate the Merger Agreement), a party hereto will be entitled cancel the Merger Agreement without incurring any liability or payment duties to the other parties (provided, however, that the foregoing shall not apply to liability or payment duties in a case where the party that gave such notice is in breach of other provisions of the Merger Agreement) with a written notice to the other parties prior to the effective date of the Merger.

3. Basis for Calculation of Allocation of Investment Units under the Merger

(1) Basis for Calculation

KDO has appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”), KDR has appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”), and KRR has appointed Nomura Securities Co., Ltd. (“Nomura Securities”) respectively, as their financial advisors for the Merger. Each REIT has requested their respective financial advisors to conduct financial analysis with regard to the merger ratio used in the Merger in order to calculate the merger ratio used in the Merger in a fair manner.

The summaries of the analyses respectively conducted by SMBC Nikko Securities, Mitsubishi UFJ Morgan Stanley Securities, and Nomura Securities indicate figures prior to taking into consideration the Investment Unit Split, by KDO, of one investment unit into two investment units as mentioned above in “2. Overview of the Merger, (3) Allocation of Investment Units under the Merger”.

SMBC Nikko Securities has determined to adopt four individual valuation methods to calculate the merger ratio based on its own analysis on the financial information of Each REIT as well as the terms and conditions of the Merger. Because the investment units of Each REIT are respectively listed on the Tokyo Stock Exchange and the market prices are available, SMBC Nikko Securities conducted the historical unit price analysis. Because there are multiple listed investment corporations comparable to Each REIT and analogical estimates of the investment unit values based on the comparable investment corporations are possible, SMBC Nikko Securities also conducted the comparable trading multiple analysis. In addition, SMBC Nikko Securities conducted the dividend discount model analysis (“DDM”) as a method of valuation and analysis of the investment unit values based on dividends that unitholders of Each REIT are expected to receive in the future, and for the purpose of reflecting the market values of the properties held by Each REIT, SMBC Nikko Securities also conducted the adjusted net asset value analysis. The calculated ranges of the merger ratio shown below are those of KDR and KRR with the investment unit value for each investment unit of KDO as one (1).

In the historical unit price analysis, the simple average of the closing prices of investment units for the one month period, three-month period and six-month period from June 12, 2023, which is set as the base date for calculation, has been adopted, after taking into account the recent status of market transactions of the investment units of Each REIT.

In the future profit plans of Each REIT assumed in DDM by SMBC Nikko Securities, there is no fiscal year in which a significant increase or decrease in income is expected in Each REIT’s profit plan.

For details of the supplemental explanation regarding the assumptions and disclaimers of SMBC Nikko Securities’ analysis, please refer to (Note 1) at the end of this press release.

Valuation Approach	KDR	KRR
Historical Unit Price Analysis	0.66 ~ 0.69	0.79 ~ 0.82

Comparable Trading Multiple Analysis	0.57 ~ 0.95	0.70 ~ 1.16

DDM Analysis	0.45 ~ 0.96	0.68 ~ 1.20

Adjusted Net Asset Value Analysis	0.56	0.66

Mitsubishi UFJ Morgan Stanley Securities conducted the analyses of the merger ratio by comprehensively taking into account the results of the analyses based on the following four valuation approaches. Because the investment units of Each REIT are respectively listed on the Tokyo Stock Exchange, Mitsubishi UFJ Morgan Stanley Securities conducted the historical unit price analysis as a method of evaluation based on the unit prices formed in the securities market. In addition, Mitsubishi UFJ Morgan Stanley Securities conducted the comparable trading multiple analysis as a method of evaluation based on investment unit values of other listed investment corporations which operate business similar to that of Each REIT. Moreover, Mitsubishi UFJ Morgan Stanley Securities conducted the discounted cash flow analysis (“DCF”) as an intrinsic method of evaluation of the investment unit values based on medium-and-long term future business activities of Each REIT. Furthermore, Mitsubishi UFJ Morgan Stanley Securities conducted the net asset value approach as a static method of evaluation of the investment unit values reflecting the market values of Each REIT’s assets. The summary of the analyses conducted by Mitsubishi UFJ Morgan Stanley Securities is as follows. The calculated ranges of the merger ratio shown below are those of KDR and KRR with the investment unit value for each investment unit of KDO as one (1).

In the historical unit price analysis, each closing price of investment units for the one month period, three-month period, six-month period and twelve-month period from June 12, 2023, which is set as the base date for calculation, has been used for the analyses, after taking into account the recent status of market transactions of the investment units of Each REIT.

In the future profit plans of Each REIT assumed in DCF by Mitsubishi UFJ Morgan Stanley Securities, there is no fiscal year in which a significant increase or decrease in income is expected in Each REIT’s profit plan.

For details of the supplemental explanation regarding the assumptions and disclaimers of Mitsubishi UFJ Morgan Stanley Securities’ analysis, please refer to (Note 2) at the end of this press release.

Valuation Approach	KDR	KRR
Historical Unit Price Analysis	0.61 ~ 0.71	0.76 ~ 0.86

Comparable Trading Multiple Analysis	0.62 ~ 0.83	0.74 ~ 1.03

DCF Analysis	0.51 ~ 0.72	0.56 ~ 0.78

Net Asset Value Approach	0.56	0.66

Nomura Securities adopted the following four valuation approaches to make calculations of the Merger ratio. Because the investment units of Each REIT are respectively listed on the Tokyo Stock Exchange and the market prices are available, Nomura Securities conducted the average historical unit price analysis. Because there are multiple listed investment corporations comparable to Each REIT and analogical estimates of the investment unit values based on the comparable investment corporations are possible, Nomura Securities also conducted the comparable trading multiple analysis. In addition, Nomura Securities conducted DCF to reflect the status of the future business activities in the calculations. Moreover, Nomura Securities conducted the adjusted market value of net asset value analysis to reflect the effects of selling the investment units at the market price on the net assets in the calculations. The summary of the analyses conducted by Nomura Securities is as follows and the calculated ranges of the merger ratio shown below are those of KDR and KRR with the investment unit value for each investment unit of KDO as one (1).

In the average historical unit price analysis, the base date for calculation is June 12, 2023. The simple average of the closing prices for the base date for calculation, the period of five business days from the base date for calculation, the one-month period, three-month period and six-month period from the base date for calculation has been adopted. In the future profit plans of Each REIT assumed in DCF by Nomura Securities, there is no fiscal year in which a significant increase or decrease in income is expected in Each REIT’s profit plan.

For details of the supplemental explanation regarding the assumptions and disclaimers of Nomura Securities’ analysis, please refer to (Note 3) at the end of this press release.

Valuation Approach	KDR	KRR
Average Historical Unit Price Analysis	0.66 ~ 0.69	0.79 ~ 0.82

Comparable Trading Multiple Analysis	0.57 ~ 0.72	0.57 ~ 0.95

DCF Analysis	0.57 ~ 0.70	0.79 ~ 1.13

Adjusted Market Value of Net Asset Value Analysis	0.56	0.66

(2) Background to Calculations

As a result of discussions and negotiations over an extended period comprehensively taking into consideration such factors as the financial performance and state of the assets and liabilities of Each REIT, each future business prospect, the merits of the Merger and the result of the financial analyses performed by respective financial advisors of Each REIT, Each REIT determined that the above merger ratios are fair and executed the Merger Agreement.

The names of the financial advisors appointed by Each REIT are as described in “(1) Basis for Calculation” above, and none of Each REIT obtained an opinion from its own financial advisor.

(3) Relationships with the Financial Advisors

None of SMBC Nikko Securities, Mitsubishi UFJ Morgan Stanley Securities and Nomura Securities is deemed a related party of Each REIT pursuant to (i) Article 8, Paragraph 17 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements (Ministry of Finance Order No. 59 of November 27, 1963; including subsequent amendments); and (ii) Article 67, Paragraph 4 of the Ordinance on Accounting at Investment Corporations (Cabinet Office Ordinance No. 47 of 2006; including subsequent amendments) and none of them has any material interests to be disclosed with respect to the Merger.

(4) Prospects and Reasons for Delisting

The Merger is planned to be executed in the form of an absorption-type merger whereby KDO will be the surviving corporation and KDR and KRR will be dissolved in accordance with Article 143, item (iv) of the Investment Trusts Act. The investment units of KDR and KRR are expected to be delisted on October 30, 2023, two business days prior to the effective date of the Merger, in accordance with the delisting criteria stipulated by the Tokyo Stock Exchange. As consideration for the Merger, each unitholder of KDR and KRR will be allocated and delivered new KDO investment units according to the number of the investment units they hold, thus becoming KDO unitholders, and because KDO investment units are listed on the Tokyo Stock Exchange Real Estate Investment Trust Securities Market, those unitholders will continue to have the opportunity to trade their investment units on the J-REIT market.

(5) Measures to Ensure Fairness

i)	Measures to ensure fairness in assessing the propriety of the Merger and the merger ratio

Each REIT is entrusting its asset management functions to KFM. KFM has organized the responsible managers (KDO: Head of Office REIT Department / KDR: Head of Residential REIT Department / KRR: Head of Retail REIT Department) and asset management departments (KDO: Office REIT Department / KDR: Residential REIT Department / KRR: Retail REIT Department) consisting of different members for Each REIT individually in assessing the Merger and providing advice and support to the Board of Directors of Each REIT, and established a complete system to block transmission of information by setting up an appropriate information wall between each of the asset management department. In addition, when it is necessary to communicate information causing concerns over conflict of interest between each of the asset management department in the course of assessing the Merger, such information is communicated through each of the abovementioned financial advisors appointed by Each REIT individually, in order to prevent asset management departments from having direct contact with each other.

In the course of assessing the Merger, each responsible manager and each of the asset management department reported on a timely basis the status of its assessment to the Board of Directors of Each REIT each composed of one executive director and supervisory directors (KDO: three persons / KDR: three persons / KRR: two persons), whose independence from the asset management company is ensured in terms of the Investment Trusts Act, and all material matters of its assessments were deliberated and approved by the Board of Directors of Each REIT.

In addition, since executive directors of Each REIT concurrently serve as directors of KFM and have a conflict of interest with KFM, they have not participated in resolutions for approval of the Merger Agreement at meetings of the Board of Directors of Each REIT regarding the approval of the conclusion of the Merger Agreement.

In connection with the Merger, KFM will receive management fees for the Merger and management fees relating to the management after the Merger becomes effective from KDO, which will be the surviving investment corporation in the Merger, pursuant to the provisions of KDO’s articles of incorporation and the asset management agreement with KDO, but the amount of both fees will not be affected by the merger ratio of the Merger.

Furthermore, KDO appointed Anderson Mori & Tomotsune, KDR appointed Miura & Partners, and KRR appointed Morrison & Foerster Law Offices, respectively, as its legal advisor for the Merger, and received advice concerning the methodology and process relating to the procedures and decision-making process for the Merger.

ii) Measures to ensure fairness in the calculation of the merger ratio

As described in (1) through (3) above, Each REIT has requested its respective financial advisor to perform financial analysis in regard to the merger ratio, and the merger ratio was determined by comprehensively taking into account the results of such analyses together with other factors.

In order to ensure the fairness of the Merger and for the benefit of its unitholders, KDO obtained from SMBC Nikko Securities, an independent third-party financial advisor, a merger ratio calculation report providing an analysis from a financial perspective based on certain assumptions in regard to the allocation of investment units under the Merger. Given the above, KDO’s Board of Directors concluded that sufficient measures have been taken to ensure the fairness of the Merger.

In order to ensure the fairness of the Merger and for the benefit of its unitholders, KDR obtained from Mitsubishi UFJ Morgan Stanley Securities, an independent third-party financial advisor, a merger ratio calculation report providing an analysis from a financial perspective based on certain assumptions in regard to the allocation of investment units under the Merger. Given the above, KDR’s Board of Directors concluded that sufficient measures have been taken to ensure the fairness of the Merger.

In order to ensure the fairness of the Merger and for the benefit of its unitholders, KRR obtained from Nomura Securities, an independent third-party financial advisor, a merger ratio calculation report providing an analysis from a financial perspective based on certain assumptions in regard to the allocation of investment units under the Merger. Given the above, KRR’s Board of Directors concluded that sufficient measures have been taken to ensure the fairness of the Merger.

Each REIT did not, however, obtain written opinions (so-called “fairness opinions”) from their respective financial advisors to the effect that the merger ratio is reasonable from a financial perspective for their respective unitholders.

4. Outline of Merging Parties

		KDO	KDR	KRR
(1)	Name	Kenedix Office Investment Corporation	Kenedix Residential Next Investment Corporation	Kenedix Retail REIT Corporation

(2)	Location	2-1-6, Uchisaiwaicho, Chiyoda-ku, Tokyo

(3)	Name of Executive Director	Hiroaki Momoi	Tetsu Kawashima	Moyuru Watanabe

(4)	Unitholders’ Capital (Note 1)	217,970 million yen	130,379 million yen	138,058 million yen

(5)	Date of Incorporation	May 6, 2005	November 15, 2011	October 3, 2014

(6)	Total Number of Outstanding Investment Units (Note 1)	848,430 units	1,070,433 units	602,177 units

(7)	Fiscal Period-Ends	April and October	January and July	March and September (Note 2)

(8)	Main Assets under Management	Real estate and real estate beneficiary interests in trust

(9)	Main Finance Providers	Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., Development Bank of Japan Inc., Mizuho Bank, Ltd., Sumitomo Mitsui Trust Bank, Limited		Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., Mizuho Bank, Ltd., Aozora Bank, Ltd., Mizuho Trust & Banking, Co., Ltd.		Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., Mizuho Bank, Ltd., Development Bank of Japan Inc., Sumitomo Mitsui Trust Bank, Limited
(10)	Major Unitholders and Holding Ratio (Note 3)	Custody Bank of Japan, Ltd. (Trust Account)	25.34%	Custody Bank of Japan, Ltd. (Trust Account)	29.72%	The Master Trust Bank of Japan, Ltd. (Trust Account)	19.44%
		The Master Trust Bank of Japan, Ltd. (Trust Account)	15.96%	The Master Trust Bank of Japan, Ltd. (Trust Account)	22.52%	Custody Bank of Japan, Ltd. (Trust Account)	16.69%
		The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	4.84%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	5.35%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	5.14%
		Kenedix, Inc.	3.63%	Kenedix, Inc.	3.42%	Kenedix, Inc.	2.81%
		Stichting Pensioenfonds Zorg en Welzijn	3.35%	SMBC Nikko Securities Inc.	1.84%	State Street Bank West Client-Treaty 505234	2.07%

(11)	Name of Asset Management Company	Kenedix Real Estate Fund Management, Inc.

(12)	Location of Asset Management Company	2-1-6, Uchisaiwaicho, Chiyoda-ku, Tokyo

(13)	Name and Title of Representative of Asset Management Company	Hikaru Teramoto,President & CEO

(14) Relationship between Parties Involved

	Capital Relationship	There is no capital relationship required to be disclosed between the Merging Parties. The asset management company for KDO, KDR and KRR is KFM.
	Personnel Relationship	There is no personnel relationship required to be disclosed between the Merging Parties. The asset management company for KDO, KDR and KRR is KFM.
	Business Relationship	There is no business relationship required to be disclosed between the Merging Parties. The asset management company for KDO, KDR and KRR is KFM.
	Status as Related Party	While the Merging Parties are not a related party, KFM as the asset management company for the Merging Parties is a related party of the Merging Parties.

(Note 1)	KDO’s amounts stated in “Unitholders’ Capital” and “Total Number of Outstanding Investment Units” are as of April 30, 2023, those of KDR are as of January 31, 2023, and those of KRR are as of March 31, 2023.

(Note 2)	KRR is planning to submit to the general meeting of unitholders scheduled on August 21, 2023 the following proposal for the changes to the articles of incorporation, subject to the condition that the Merger Agreement is approved at the general meeting of unitholders of Each REIT: Change the fiscal period-ends from March 31 and September 30 (current) to April 30 and October 31, and change the current 17th fiscal period from April 1, 2023 to September 30, 2023 to the period from April 1, 2023 to October 31, 2023. If the aforementioned change is approved in the general meeting of unitholders, the last fiscal period of KRR before the effective date of the Merger as the 17th fiscal period is expected to be a seven-month period from April 1, 2023 to October 31, 2023.

(Note 3)	The “holding ratio” is rounded down to the second decimal place. Figures shown are respectively based on KDO’s unitholders register as of April 30, 2023, KDR’s unitholders register as of January 31, 2023, and KRR’s unitholders register as of March 31, 2023. Accordingly, the figures may not reflect the actual holdings of the unitholders. Hereinafter the same shall apply.

(15)	Business Results for the Last 3 Fiscal Periods

(i)	KDO (in units of million yen, unless otherwise specified)

Fiscal Period Ended:	April 30, 2022	October 31, 2022	April 30, 2023
Operating Revenue	15,891	16,266	17,290
Operating Income	7,427	7,379	8,157
Ordinary Income	6,497	6,452	7,208
Net Income	6,496	6,451	7,205
Net Income per Unit (yen) (Note)	7,580	7,566	8,493
Distributions per Unit (yen)	14,000	14,488	7,647	(Note)
Net Assets per Unit (yen) (Note)	270,429	270,573	271,657
Net Assets	231,763	229,562	230,482

Total Assets	464,802	473,013	474,274

(Note)	The investment units were split in 2:1 ratio with October 31, 2022 as the record date of the split and November 1, 2022 as the effective date thereof. “Net Profit per Unit” and “Net Assets per Unit” were calculated assuming that the relevant investment unit split was conducted at the beginning of the fiscal period ended April 2022.

(ii)	KDR (in units of million yen, unless otherwise specified)

Fiscal Period Ended:	January 31, 2022	July 31, 2022	January 31, 2023
Operating Revenue	9,143	9,447	9,936
Operating Income	4,840	4,850	5,294
Ordinary Income	4,119	4,122	4,593
Net Income	4,119	4,122	4,593
Net Income per Unit (yen)	4,136	3,966	4,361
Distributions per Unit (yen)	4,101	4,101	4,257
Net Assets per Unit (yen)	136,352	138,902	141,655
Net Assets	135,790	145,258	151,632

Total Assets	302,410	315,886	327,014

(iii)	KRR (in units of million yen, unless otherwise specified)

Fiscal Period Ended:	March 31, 2022	September 30, 2022	March 31, 2023
Operating Revenue	10,254	9,357	9,924
Operating Income	4,756	4,406	4,565
Ordinary Income	4,131	3,778	3,926
Net Income	4,127	3,774	3,922
Net Income per Unit (yen)	7,089	6,484	6,535
Distributions per Unit (yen)	7,090	6,484	6,514
Net Assets per Unit (yen)	235,932	236,059	236,751
Net Assets	137,354	137,428	142,566

Total Assets	275,833	276,699	287,569

5.	Post-Merger Status

(1)	Status of Surviving Corporation

Surviving Corporation

(1) Name	KDX Realty Investment Corporation (scheduled) (Note)

(2) Location	2-1-6, Uchisaiwaicho, Chiyoda-ku, Tokyo

(3) Name of Executive Director	Not yet determined and shall be announced upon determination

(4) Unitholders’ Capital	Not yet determined and shall be announced upon determination

(5) Fiscal Period-Ends	April and October

(6) Net Assets	Not yet determined and shall be announced upon determination

(7) Total Assets	Not yet determined and shall be announced upon determination

(8) Name of Asset Management Company	Kenedix Real Estate Fund Management, Inc.

(9) Location of Asset Management Company	2-1-6, Uchisaiwaicho, Chiyoda-ku, Tokyo

(10) Name and Title of Representative of Asset Management Company	Hikaru Teramoto, President & CEO

(Note)	KDO will change the company name on the condition that the Merger becomes effective, and will submit a proposal on the changes to the articles of incorporation to change the said company name, etc. to KDO’s general meeting of unitholders to be held on August 22, 2023. Please refer to the Merger Agreement attached to this press release as Exhibit for details of the Changes to the Articles of Incorporation.

(2)	Major Unitholders and Unitholding Ratio before and after Merger

		Before Merger
KDO (as of April 30, 2023)		KDR (as of January 31, 2023)		KRR (as of March 31, 2023)
Custody Bank of Japan, Ltd. (Trust Account)	25.34%	Custody Bank of Japan, Ltd. (Trust Account)	29.72%	The Master Trust Bank of Japan, Ltd. (Trust Account)	19.44%
The Master Trust Bank of Japan, Ltd. (Trust Account)	15.96%	The Master Trust Bank of Japan, Ltd. (Trust Account)	22.52%	Custody Bank of Japan, Ltd. (Trust Account)	16.69%
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	4.84%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	5.35%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	5.14%
Kenedix, Inc.	3.63%	Kenedix, Inc.	3.42%	Kenedix, Inc.	2.81%
Stichting Pensioenfonds Zorg en Welzijn	3.35%	SMBC Nikko Securities Inc.	1.84%	State Street Bank West Client-Treaty 505234	2.07%
SMBC Nikko Securities Inc.	3.31%	State Street Bank West Client- Treaty 505234	1.68%	SSBTC CLIENT OMNIBUS ACCOUNT	1.92%
UEDA YAGI TANSHI Co., Ltd.	1.57%	State Street Bank and Trust Company 505103	1.37%	JP Morgan Chase Bank 385781	1.37%
State Street Bank West Client-Treaty 505234	1.44%	JP Morgan Chase Bank 385781	1.04%	State Street Bank and Trust Company 505103	1.23%
JAPAN SECURITIES FINANCE CO., LTD.	1.30%	SSBTC CLIENT OMNIBUS ACCOUNT	1.03%	STATE STREET BANK AND TRUST COMPANY FOR DWS RREEF REAL ASSETS FUND	1.14%
State Street Bank and Trust Company 505103	1.28%	Mitsubishi UFJ Trust and Banking Corporation	0.85%	DFA INTERNATIONAL REAL ESTATE SECURITIES PORTFOLIO	1.12%

After Merger (Simple total after taking into account the merger ratio) (Note)
Custody Bank of Japan, Ltd. (Trust Account)	24.74%
The Master Trust Bank of Japan, Ltd. (Trust Account)	19.08%
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	5.09%
Kenedix, Inc.	3.36%
SMBC Nikko Securities Inc.	2.03%
State Street Bank West Client-Treaty 505234	1.68%
Stichting Pensioenfonds Zorg en Welzijn	1.51%
State Street Bank and Trust Company 505103	1.30%
SSBTC CLIENT OMNIBUS ACCOUNT	0.94%
JAPAN SECURITIES FINANCE CO., LTD.	0.81%

(Note)	For the major unitholders and their unit holding ratios after the Merger, the number of investment units is calculated on the basis of the ratios of investment units held by the major unitholders prior to the merger as described above and on the assumption of KDO investment units being allocated in accordance with the content of “2. Overview of the Merger, (3) Allocation of Investment Units under the Merger” above.

(3)	Amendment to Asset Management Agreement

After the Merger, KDO plans to continue entrusting its asset management functions to KFM (to which KDO is currently entrusting such services). Regarding the asset management agreement currently in force between KDO and KFM, an amendment agreement to the effect that necessary changes will be made in accordance with the Changes to the Articles of Incorporation will be made subject to the effectuation of the Merger and the Changes to the Articles of Incorporation.

KDR and KRR will terminate the asset management agreement with KFM as of the effective date of the Merger subject to approval to be obtained at KDR’s and KRR’s general meeting of unitholders and on the condition that the Merger takes effect. No amendment to the current asset management agreements in force between KDR and KRR and KFM is scheduled.

(4)	Amendment to Investment Policy

KFM is considering making amendments to the investment policy for KDO’s guidelines on the management of its assets upon the set-up, etc. of a new investment policy as of the effective date of the Merger on the condition that the Merger and the Changes to the Articles of Incorporation takes effect. Specific details of such amendments will be announced as soon as they are determined.

(5) Amendment to agreements with sponsors, etc.

It is currently under consideration whether the existing support agreements concluded by Each REIT or KFM need to be amended based on the investment policies of the new investment corporation after the Merger. Whether or not such amendments are required and the details thereof if required will be announced as soon as they are determined.

6.	Outline of Accounting Treatment

The purchase method is expected to be used in the accounting treatment of the Merger with KDO as the acquiring corporation and KDR and KRR as the acquired corporations, by applying the Accounting Standards for Business Combinations (ASBJ Statement No. 21, revised as of January 16, 2019). Goodwill or negative goodwill is expected to arise as a result of the Merger, but the amount is currently uncertain. It will be announced as soon as it has been determined.

7.	Outlook

For the business result forecasts after the Merger, please refer to the press release “Notice Concerning Operating Results and Distributions Forecasts for the Fiscal Period Ending April 30, 2024, Following the Merger of Kenedix Office Investment Corporation, Kenedix Residential Next Investment Corporation and Kenedix Retail REIT Corporation” dated today by Each REIT.

For the business result forecasts of KDO for the fiscal period ending on October 31, 2023 (from May 1, 2023 to October 31, 2023), please see “Financial Report for the Fiscal Period Ended April 30, 2023 (REIT)” dated today by KDO.

For the business result forecasts of KDR for the fiscal period ending on October 31, 2023 (from August 1, 2023 to October 31, 2023), please see the press release “Notice Concerning Forecasts for Operating Results for the Fiscal Period Ending October 31, 2023 (from August 1, 2023 to October 31, 2023) and Payment Upon the Merger” dated today by KDR.

KRR will submit to its general meeting of unitholders to be held on August 21, 2023 a proposal for a change to be made to its articles of incorporation with a view to changing its fiscal period-ends to March 31 and September 30 (current) to April 30 and October 31, and changing its 17th fiscal period, which is currently from April 1, 2023 to September 30, 2023, to the period from April 1, 2023 to October 31, 2023, on the condition that the Merger Agreement will be approved by each general meeting of unitholders of Each REIT. For the forecast of KRR’ business results for the fiscal period ending on October 31, 2023 (from April 1, 2023 to October 31, 2023), which will be the last fiscal period before the effective date of the Merger, based on the assumption that the proposal will be approved, please see the press release “Notice Concerning Forecasts for Operating Results for the Fiscal Period Ending October 31, 2023 (from April 1, 2023 to October 31, 2023) and Payment Upon the Merger” dated today by KRR.

*	Websites of Each REIT

Kenedix Office Investment Corporation:	https://www.kdo-reit.com/en/
Kenedix Residential Next Investment Corporation:	https://www.kdr-reit.com/en/
Kenedix Retail REIT Corporation:	https://www.krr-reit.com/en/

(Note 1)	In analyzing the above merger ratio, SMBC Nikko Securities has relied on the information provided by Each REIT and publicly available information assuming that all such materials and information are accurate and complete, without independent verification of the accuracy or completeness of those materials and information. In addition, SMBC Nikko Securities did not make any independent valuation, appraisal, or assessment of the assets or liabilities (including off-balance-sheet assets and liabilities and any other contingent liabilities) of Each REIT, nor has SMBC Nikko Securities requested any such appraisal or assessment from a third-party institution. Further, SMBC Nikko Securities has assumed that the financial projections provided by Each REIT have been prepared in a reasonable manner to reflect the best currently available estimates and judgments by the management of Each REIT. The analysis of the above merger ratio by SMBC Nikko Securities was based on the above information that was available as of June 12, 2023. SMBC Nikko Securities has prepared its analysis solely for the Board of Directors of KDO for the purpose of deliberating the Merger, and the analysis may not be relied upon or used for any other purpose or by any other third party. In addition, SMBC Nikko Securities will not provide any opinion or recommendation on voting by any of the unitholders of Each REIT with respect to the Merger or any other proposed transaction.

(Note 2)

In analyzing the above merger ratio, Mitsubishi UFJ Morgan Stanley Securities has relied on the information provided by Each REIT and publicly available information assuming that all such materials and information are accurate and complete, without independent verification of the accuracy or completeness of those materials and information. In addition, Mitsubishi UFJ Morgan Stanley Securities did not make any independent valuation, appraisal, or assessment of the assets or liabilities (including off-balance-sheet assets and liabilities and any other contingent liabilities) of Each REIT, nor has Mitsubishi UFJ Morgan Stanley Securities requested any such appraisal or assessment from a third-party institution. Further, Mitsubishi UFJ Morgan Stanley Securities has assumed that the financial projections provided by Each REIT have been prepared in a reasonable manner to reflect the best currently available estimates and judgments by the management of Each REIT. The analysis of the above merger ratio by Mitsubishi UFJ Morgan Stanley Securities was based on the above information that was available as of June 12, 2023.

Mitsubishi UFJ Morgan Stanley Securities has prepared its analysis solely for the Board of Directors of KDR for the purpose of deliberating the Merger, and the analysis may not be relied upon or used for any other purpose or by any other third party. In addition, Mitsubishi UFJ Morgan Stanley Securities will not provide any opinion or recommendation on voting by any of the unitholders of Each REIT with respect to the Merger or any other proposed transaction.

(Note 3)	In calculating the merger ratio, Nomura Securities has assumed that the publicly available information and all information provided to Nomura Securities are accurate and complete. Nomura Securities has not independently verified the accuracy or completeness of such information. Nomura Securities did not make any independent valuation, appraisal, or assessment of the assets or liabilities (including derivative products, off-balance-sheet assets and liabilities, and any other contingent liabilities) of Each REIT (including analysis and valuation of individual assets or liabilities), nor has Nomura Securities requested any such appraisal or assessment from a third-party institution. Nomura Securities assumed that respective financial projections of Each REIT (including profit plans and other information) have been considered or prepared in a reasonable manner based on the best currently available good-faith estimates and judgments by the management of Each REIT. The calculations of Nomura Securities reflect the information and economic terms and conditions obtained by Nomura Securities as of June 12, 2023. Nomura Securities has prepared its calculations for the sole purpose of serving as a reference for the governing body of KRR to deliberate the merger ratio.

Exhibit

Merger Agreement

June 13, 2023

Merger Agreement

Kenedix Office Investment Corporation (“KDO”), Kenedix Residential Next Investment Corporation (“KDR”), and Kenedix Retail REIT Corporation (“KRR”) enter into this merger agreement (this “Agreement”) as follows in relation to the absorption-type merger among KDO, KDR, and KRR (the “Merger”).

Article 1 (Method of merger)

In accordance with the provisions of this Agreement, KDO, KDR, and KRR shall implement the Merger, with KDO as the surviving corporation, and KDR and KRR as the dissolving corporations, under Article 147 of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, as amended; the “Investment Trusts Act”).

Article 2 (Corporate names and addresses of merging parties)

The names and addresses of the surviving corporation and the dissolving corporations are as follows.

(1) Corporate name and address of KDO
CorporateName:	Kenedix Office Investment Corporation
Address:	2-1-6, Uchisaiwaicho, Chiyoda-ku, Tokyo

(2) Corporate name and address of KDR
Corporatename:	Kenedix Residential Next Investment Corporation
Address:	2-1-6, Uchisaiwaicho, Chiyoda-ku, Tokyo

(3) Corporate name and address of KRR
Corporatename:	Kenedix Retail REIT Corporation
Address:	2-1-6, Uchisaiwaicho, Chiyoda-ku, Tokyo

Article 3 (Split of KDO investment units)

Subject to satisfaction of all conditions precedent for the Merger set forth in Article 13, KDO shall split the investment units owned by the unitholders stated or recorded on the final unitholders register of KDO as of the day immediately preceding the effective date of the Merger (“Effective Date”) into two investment units for every one investment unit on the Effective Date (“Investment Unit Split”) and immediately prior to the Merger taking effect.

Article 4 (Method for calculating the number of investment units to be issued and allotted at the time of the Merger and matters regarding the allotment)

1.

At the time of the Merger, KDO shall issue new investment units in such number (rounded down to the nearest whole number) as is calculated by multiplying by 1.34 the aggregate number of KDR investment units owned by the unitholders stated or recorded on the final unitholders register of KDR as of the day immediately preceding the Effective Date (excluding KDO, KDR, KRR, and the unitholders of KDR who have requested the purchase of their investment units in accordance with the provisions of Article 149-3 of the Investment Trusts Act (except for the unitholders who have withdrawn such request for the purchase); the “Allotted Unitholders (KDR)”), and shall allot and deliver to the Allotted Unitholders (KDR) 1.34 KDO investment units per 1 KDR investment unit owned by the Allotted Unitholders (KDR).

2.

At the time of the Merger, KDO shall issue new investment units in such number (rounded down to the nearest whole number) as is calculated by multiplying by 1.68 the aggregate number of KRR investment units owned by the unitholders stated or recorded on the final unitholders register of KRR as of the day immediately preceding the Effective Date (excluding KDO, KDR, KRR, and the unitholders of KRR who have requested the purchase of their investment units in accordance with the provisions of Article 149-3 of the Investment Trusts Act (except for the unitholders who have withdrawn such request for the purchase); the “Allotted Unitholders (KRR)”, and collectively with the Allotted Unitholders (KDR), “Allotted Unitholders”), and shall allot and deliver to the Allotted Unitholders (KRR) 1.68 KDO investment units per 1 KRR investment unit owned by the Allotted Unitholders (KRR).

3.

The effect of the allotment and delivery set forth in the preceding two paragraphs, as well as the Merger, shall be subject to the condition precedent that the Investment Unit Split takes effect on the Effective Date. If the Investment Unit Split does not take effect on the Effective Date, KDO, KDR, and KRR shall consult in good faith and reach an agreement for changing the Effective Date specified in Article 6 and for taking other necessary measures for the Merger to take effect.

4.

In the case under Paragraph 1 or Paragraph 2, if there are any fractions of less than one KDO investment unit in the investment units that must be delivered to Allotted Unitholders, KDO shall treat such fractions pursuant to Article 149-17 of the Investment Trusts Act.

Article 5 (Matters regarding total unitholders’ capital of the surviving corporation)

The amount of the total unitholders’ capital and the capital surplus of KDO to be increased upon the Merger shall be as follows; provided, however, that KDO, KDR, and KRR may change such amount upon agreement through consultation, taking into consideration the financial conditions of KDO, KDR, and KRR on the day immediately preceding the Effective Date.

(1)	Unitholders’ Capital: 0 yen

(2) Capital Surplus:	The amount obtained by deducting the amount set forth in the preceding item from the amount of increase or decrease in the unitholders’ equity, etc., set forth in Article 22, Paragraph 1 of the Ordinance on Accountings of Investment Corporations (Cabinet Office Ordinance No. 47 of 2006, as amended)

Article 6 (Effective Date)

The effective date of the Merger shall be November 1, 2023; provided, however, that KDO, KDR, and KRR may change the Effective Date upon agreement through consultation, if necessary in order to complete the procedures for the Merger or for any other reason.

Article 7 (General meeting of unitholders)

1.

KDO shall hold a general meeting of unitholders on August 22, 2023 or a date separately determined by KDO, KDR, and KRR upon agreement, to request approval of (i) a proposal to approve this Agreement, in accordance with the provisions of Article 149-7, Paragraph 1 of the Investment Trusts Act, (ii) a proposal to amend the Articles of Incorporation as separately determined by KDO, KDR, and KRR upon agreement (including, but not limited to, the amendments as set forth in Exhibit 7(1)) subject to the Merger taking effect, (iii) a proposal to appoint the persons as separately determined by KDO, KDR, and KRR upon agreement, as executive directors and supervisory directors (collectively “Directors”) as of the Effective Date subject to the Merger taking effect, and (iv) other proposals separately determined by KDO, KDR, and KRR upon agreement.

2.

KDR shall hold a general meeting of unitholders on August 21, 2023 or a date separately determined by KDO, KDR, and KRR upon agreement, and request approval of (i) a proposal to approve this Agreement, in accordance with the provisions of Article 149-2, Paragraph 1 of the Investment Trusts Act, (ii) a proposal to terminate the asset management agreement between Kenedix Real Estate Fund Management, Inc. (“KFM”) and KDR as of the Effective Date subject to the Merger taking effect, and (iii) other proposals separately determined by KDO, KDR, and KRR upon agreement.

3.

KRR shall hold a general meeting of unitholders on August 21, 2023 or a date separately determined by KDO, KDR, and KRR upon agreement, and request approval of (i) a proposal to approve this Agreement, in accordance with the provisions of Article 149-2, Paragraph 1 of the Investment Trusts Act subject to approval of the amendments to the Articles of Incorporation in accordance with (iii) of this paragraph by the general meeting of unitholders of KRR, (ii) a proposal to terminate the asset management agreement between KFM and KRR as of the Effective Date subject to the Merger taking effect, (iii) a proposal to amend the Articles of Incorporation as separately determined by KDO, KDR, and KRR upon agreement (including, but not limited to, the amendments as set forth in Exhibit 7(2)) subject to approval of this Agreement by the general meeting of unitholders of KDO in accordance with Paragraph 1(i), approval of this Agreement by the general meeting of unitholders of KDR in accordance with (i) of the preceding paragraph, and approval of this Agreement by the general meeting of unitholders of KRR in accordance with (i) of this paragraph, and (iv) other proposals separately determined by KDO, KDR, and KRR upon agreement.

Article 8 (Post-merger corporate name and related entities, etc. of KDO)

1.	KDO’s corporate name after the Merger shall be KDX Realty Investment Corporation.

2.

KDO’s asset manager (which shall mean an asset manager as referred to in Article 2, Paragraph 21 of the Investment Trusts Act; the same shall apply hereinafter), asset custody company (which shall mean an asset custody company as referred to in Article 2, Paragraph 22 of the Investment Trusts Act; the same shall apply hereinafter), administrative agent (which shall mean an administrative agent as referred to in Article 2, Paragraph 23 of the Investment Trusts Act to which the services set out in each item of Article 117 of the Investment Trusts Act shall be entrusted; the same shall apply hereinafter), and accounting auditor, except for Mitsubishi UFJ Trust and Banking Corporation, shall not be changed upon the Merger. Provided, however, that with respect to the agreements with administrative agents of KDR and KRR that are the administrative agents for investment corporation bonds, KDO shall succeed to such agreements upon the Merger, and such administrative agents for investment corporation bonds shall become administrative agents of KDO.

3.

Subject to the effectiveness of the Merger, until but not including the Effective Date, KDO shall (i) terminate the administration agreement (“Terminated Administration Agreement”) it has entered into with Mitsubishi UFJ Trust and Banking Corporation as of the execution date of this Agreement and (ii) entrust the services which are entrusted under the Terminated Administration Agreement to Mizuho Trust & Banking Co., Ltd.

4.

Subject to the effectiveness of the Merger, KDR shall, upon the Effective Date, terminate its asset management agreement with its asset manager, asset custody agreement with its asset custody company, administration agreements with its administrative agents (except for administrative agents for investment corporation bonds) and audit agreement with its accounting auditor (except for audits of KDR’s financial statements required under the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended; the same shall apply hereinafter) for its fiscal period ending on July 31, 2023), and any other agreement separately determined by KDO, KDR, and KRR upon agreement.

5.

Subject to the effectiveness of the Merger, KRR shall, upon the Effective Date, terminate its asset management agreement with its asset manager, asset custody agreement with its asset custody company, administration agreements with its administrative agents (except for administrative agents for investment corporation bonds), and audit agreement with its accounting auditor (except for audits of KRR’s financial statements required under the Financial Instruments and Exchange Act for its fiscal period ending on October 31, 2023, as amended by the resolution under Paragraph 3(iii) of the preceding article), and any other agreement separately determined by KDO, KDR, and KRR upon agreement.

6.	Notwithstanding the preceding five paragraphs, KDO, KDR and KRR may change the provisions thereof upon agreement through consultation.

Article 9 (Payment upon Merger)

1.

In lieu of KDR’s cash distribution to unitholders of KDR for KDR’s fiscal period ending on the day immediately preceding the Effective Date (the “KDR’s Final Fiscal Period”), KDO shall make a Payment upon the Merger (dividend of profit) to the Allotted Unitholders (KDR) within a reasonable period, after the Effective Date, considering calculation of KDR’s revenue for KDR’s Final Fiscal Period, administrative procedures for the delivery of a Payment upon the Merger, etc. The amount of such Payment upon the Merger shall be calculated in accordance with the following formula (truncated to the nearest yen) for every 1 KDR investment unit the Allotted Unitholders (KDR) own.

Amount of Payment upon		Amount of KDR’s distributable profit as of the day immediately preceding the Effective Date
=
the Merger per investment unit		Number of KDR investment units issued and outstanding as of the day immediately preceding the Effective Date

“Number of KDR investment units issued and outstanding as of the day immediately preceding the Effective Date” described in the formula above is the number of investment units that is obtained by deducting (a) the number of investment units held by unitholders of KDR other than the Allotted Unitholders (KDR) from (b) the number of KDR investment units issued and outstanding as of the day immediately preceding the Effective Date.

2.

In lieu of KRR’s cash distribution to unitholders of KRR for KRR’s fiscal period ending on the day immediately preceding the Effective Date (the “KRR’s Final Fiscal Period”), as amended by the resolution under Article 7, Paragraph 3(iii), KDO shall make a Payment upon the Merger (dividend of profit) to the Allotted Unitholders (KRR) within a reasonable period, after the Effective Date, considering calculation of KRR’s revenue for KRR’s Final Fiscal Period, administrative procedures for the delivery of a Payment upon the Merger, etc. The amount of such Payment upon the Merger shall be calculated in accordance with the following formula (truncated to the nearest yen) for every 1 KRR investment unit the Allotted Unitholders (KRR) own.

Amount of Payment upon		Amount of KRR’s distributable profit as of the day immediately preceding the Effective Date
=
the Merger per investment unit		Number of KRR investment units issued and outstanding as of the day immediately preceding the Effective Date

“Number of KRR investment units issued and outstanding as of the day immediately preceding the Effective Date” described in the formula above is the number of investment units that is obtained by deducting (a) the number of investment units held by unitholders of KRR other than the Allotted Unitholders (KRR) from (b) the number of KRR investment units issued and outstanding as of the day immediately preceding the Effective Date.

Article 10 (Cash distribution)

1.

Until but not including the Effective Date, KDO shall distribute 6,487,944,210 yen in total (7,647 yen per 1 investment unit) to unitholders or registered investment unit pledge holders stated or recorded on the final unitholders register of KDO as of April 30, 2023 as cash distributions for the fiscal period ended on April 30, 2023, and except for such cash distributions, until the Effective Date, KDO shall not pay any cash distributions to any unitholder or purchase investment units for consideration by agreement with any unitholder.

2.

Until but not including the Effective Date, KDR shall distribute, with limits of the amount of profit available for distribution for the fiscal period ending on July 31, 2023, the amount of cash determined pursuant to relevant provisions of the Articles of Incorporation to unitholders or registered investment unit pledge holders stated or recorded on the final unitholders register of KDR as of July 31, 2023 as cash distributions for such fiscal period, and except for such cash distributions, until the Effective Date, KDR shall not pay any cash distributions to any unitholder or purchase investment units for consideration by agreement with any unitholder.

3.

Until but not including the Effective Date, KRR shall distribute 3,922,580,978 yen in total (6,514 yen per 1 investment unit) to unitholders or registered investment unit pledge holders stated or recorded on the final unitholders register of KRR as of March 31, 2023 as cash distributions for the fiscal period ended on March 31, 2023, and except for such cash distributions, until the Effective Date, KRR shall not pay any cash distributions to any unitholder or purchase investment units for consideration by agreement with any unitholder.

4.

Notwithstanding the preceding three paragraphs, if the Effective Date is changed to a date after November 1, 2023, KDO, KDR and KRR will determine the treatment of cash distributions upon agreement through consultation.

Article 11 (Succession of corporate property)

On the Effective Date, KDO shall succeed to any and all assets, liabilities, rights and obligations of KDR and KRR existing as of the day immediately preceding the Effective Date.

Article 12 (Covenants)

1.

From the execution date of this Agreement to the Effective Date, KDO, KDR and KRR shall each conduct their respective businesses and manage and operate their respective properties with the due care of a prudent manager, and cause their respective asset managers, asset custody companies, administrative agents, and other third parties to do the same, and shall obtain the prior consent of the other parties before taking any action that might have material impact on their respective assets, rights or obligations (such action includes, but not limited to, issuance of investment units, issuance of investment corporation bonds, new borrowings (excluding any borrowing to pay existing loans), or entering into or performing a sale or purchase agreement for assets. For the avoidance of doubt, amendments to the Articles of Incorporation to set forth the electronic provision measures set forth in Article 325-2 of the Companies Act as applied mutatis mutandis pursuant to Article 94, Paragraph 1 of the Investment Trusts Act is not included.) and to change asset management fees to the asset manager, unless otherwise expressly provided for herein or in any other agreement executed as of the execution date of this Agreement.

2.

KDO, KDR and KRR shall immediately give notice to the other parties, if, during the period before the Effective Date, any party learns of any event which may reasonably have a material impact on their business, financial condition, or the Merger (including, but not limited to, an event such as a breach of any loan agreement, breach of laws and regulations by KDO, KDR or KRR, or a matter indicated by the relevant authorities). In this case, KDO, KDR and KRR shall discuss and consider how to deal with such event in good faith and shall use best efforts to resolve such issues.

3.

KDR and KRR shall make efforts to cause the persons approved by KDO’s general meeting of unitholders to be appointed as KDO’s Directors (such persons shall be, with respect to KDR, limited to those persons who are Directors of KDR as of the execution date of this Agreement and with respect to KRR, limited to those persons who are Directors of KRR as of the execution date of this Agreement) on the condition that the Merger takes effect, as provided in Article 7, Paragraph 1, to continuously maintain status as KDR or KRR’s Directors during the period until but not including the Effective Date, and cause them not to resign as or otherwise cease to be KDR or KRR’s Directors.

Article 13 (Conditions for Merger)

If on the day preceding the Effective Date any of the following conditions precedent to the Merger’s taking effect has not been satisfied or if it has become clear that any of the following conditions precedent to the Merger’s taking effect will not be satisfied by the day preceding the Effective Date (provided, however, that in all cases, the foregoing shall not apply if the relevant condition precedent is not satisfied for reason attributable to the party seeking to terminate this Agreement), a party hereto will be entitled to cancel this Agreement without incurring any liability or payment duties to the other parties (provided, however, that the foregoing shall not apply to liability or payment duties in a case where the party that gave such notice is in breach of other provisions of this Agreement) with a written notice to the other parties prior to the Effective Date:

(1)

obtaining approval of general meeting of unitholders of KDO, KDR and KRR (including, but not limited to, approval of the proposals specified in Article 7, Paragraph 1, Paragraph 2 and Paragraph 3), and carrying out other procedures and obtaining permits and approvals in accordance with applicable laws and regulations, which are required in relation to the Merger or for carrying out the matters contemplated in relation to the Merger, have been completed; and the persons approved by KDO’s general meeting of unitholders to be appointed as KDO’s Directors (such persons shall be, with respect to KDR, limited to those persons who are Directors of KDR as of the execution date of this Agreement and with respect to KRR, limited to those persons who are Directors of KRR as of the execution date of this Agreement) on the condition that the Merger takes effect, as provided in Article 7, Paragraph 1, have not resigned as, or otherwise retired as a Director of KDR or KRR, and no event has occurred that would prevent the person from assuming office as Directors of KDO on the Effective Date (including, but not limited to, death and disqualification pursuant to the Investment Trusts Act);

(2)

none of KDO, KDR or KRR is in breach of any duties under agreements (including this Agreement) or breach of financial covenants, and is not late in payment of any monetary obligations (including taxes and public charges) (in each case, excluding de minimis matters);

(3)

no event of acceleration (including any event that would constitute an event of acceleration upon notice and/or the passage of time), suspension of payment, or inability to pay has occurred with respect to KDO, KDR or KRR;

(4)

prior consent has been obtained from all financial institutions providing loans to KDO, KDR or KRR regarding the execution of the Merger and the basic conditions of loans on or after the Effective Date (with respect to agreements for loans, including necessary allowances to avoid the occurrence of any breach of financial covenants, breach of covenants, or event of acceleration with respect to KDO after the Merger), and such consent has not been withdrawn;

(5)	KDO, KDR and KRR have reasonably confirmed respectively that no filing procedures for Form F-4 for the Merger is required under the U.S. securities law;

(6)

no petition has been filed against KDO, KDR or KRR for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, or commencement of comparable legal insolvency proceedings;

(7)

none of KDO, KDR, KRR or KFM, has been subject to revocation of registration, suspension of operations in whole or in part, or other administrative disposition by supervisory authorities having a material impediment or material impact on the implementation of the Merger; and

(8)	in addition to the foregoing, no event has occurred that is reasonably concluded to markedly impede or make markedly difficult the realization of the Merger.

Article 14 (Change of conditions for the Merger and termination of this Agreement)

If, during the period from the execution date of this Agreement to the Effective Date (but not including the Effective Date), (i) there is any material change in the assets or the business condition of KDO, KDR or KRR, (ii) it is reasonably concluded that the implementation of the Merger has become impossible or markedly impracticable, (iii) it becomes difficult to achieve the purpose of the Merger for any other reason, or (iv) grounds that could cause any of the above circumstances to occur becomes clear, then KDO, KDR and KRR may, upon agreement through consultation in good faith, change the conditions of the Merger or any other provisions of this Agreement, or terminate this Agreement.

Article 15 (Announcements)

In the event that KDO, KDR or KRR makes a public announcement in relation to the Merger such as the execution of this Agreement, its contents or otherwise, the party shall make such announcement only with the prior consent of the other parties hereto as to its content, timing, method, etc.

Article 16 (Costs and expenses)

Each of KDO, KDR and KRR shall be responsible for its own expenses incurred by each of them before the Effective Date relating to the execution and performance of this Agreement (including, but not limited to, fees to legal counsels, certified public accountants, tax accountants, research companies, advisers and other experts appointed by each of them. Expenses incurred subject to the effectiveness of the Merger are not included.), and KDR and KRR shall record the expenses that they are responsible for as expenses for the fiscal period ending on the date immediately preceding the Effective Date.

Article 17 (Governing law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 18 (Jurisdiction)

KDO, KDR and KRR agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction in any dispute related to this Agreement.

Article 19 (Good faith consultation)

Any necessary matters concerning the Merger as well as those provided for in this Agreement shall be separately determined through mutual consultation by KDO, KDR and KRR in accordance with the purpose of this Agreement.

(The remainder of this page has been intentionally left blank.)

This Agreement has been prepared in three originals, to which each of KDO, KDR and KRR shall affix its name and seal and retain one original.

June 13, 2023

KDO 2-1-6, Uchisaiwaicho Chiyoda-ku, Tokyo

Kenedix Office Investment Corporation

Executive Director Hiroaki Momoi

KDR 2-1-6, Uchisaiwaicho, Chiyoda-ku, Tokyo

Kenedix Residential Next Investment Corporation

Executive Director Tetsu Kawashima

KRR 2-1-6, Uchisaiwaicho, Chiyoda-ku, Tokyo

Kenedix Retail REIT Corporation

Executive Director Moyuru Watanabe

Exhibit 7(1)

(Items to be Changed to the Articles of Incorporation of KDO)

Items to be Changed to the Articles of Incorporation

•	Corporate Name

•	Total Number of Authorized Investment Units

•	Date of General Meeting of Unitholders

•	Fees to Accounting Auditor

•	Asset Management Targets and Policies

•	Asset Management Fees to the Asset Manager

Exhibit 7(2)

(Items to be Changed to the Articles of Incorporation of KRR)

Items to be Changed to the Articles of Incorporation

•	Fiscal Period and Closing Date

•	Asset Management Fees to the Asset Manager